Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	President & CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial’s Houston, Texas Grand Opening.

January 13, 2022 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto lender focused on servicing the needs of the local independent dealer – announced today a grand opening celebration for our newest branch office in the Houston, TX market, located at 9630 N. Sam Houston Pkwy E, Suite F Humble, TX 77396 on January 13, 2022. The open house begins at 3:00 PM CST, the official ribbon cutting ceremony will commence at 4:00 PM CST and the celebration will continue until 7:00 PM CST. Please contact the local office at 281-601-1926 for more information regarding the event.

“The grand opening of our newest branch office in Houston, TX marks NFI’s re-entry into the Texas market,” commented Doug Marohn, president and CEO of Nicholas Financial. “In addition to Houston, we are actively developing Dallas, Ft. Worth and San Antonio. We are excited to be back in the Lone Star State and are very proud of the excellent men and women we have representing Nicholas here,” continued Marohn. “This is the continuation of our methodical expansion of our branch network as we push further West.”

The Company now operates 47 brick and mortar locations in 18 different States - Alabama, Florida, Georgia, Idaho, Illinois, Indiana, Kentucky, Michigan, Missouri, North Carolina, Nevada, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Utah, and Wisconsin.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in primarily Southeastern and Midwestern U.S. States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products. For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

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